Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Ben Tucker, Fisher Communications, Inc. (206) 404-6042

FISHER COMMUNICATIONS, INC. BOARD OF DIRECTORS ANNOUNCES

PRESIDENT AND CHIEF EXECUTIVE OFFICER WILLIAM W. KRIPPAEHNE JR.

TO DEPART FROM COMPANY, SELECTION OF ACTING PRESIDENT AND CEO

SEATTLE—(BUSINESS WIRE)—January 6, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) announced today the resignation of President and Chief Executive Officer William W. Krippaehne Jr. Mr. Krippaehne also resigned as a member of Fisher Communication’s Board of Directors. The resignation will become effective on January 6, 2005. Mr. Krippaehne’s resignation was requested by the Board of Directors.

Benjamin W. Tucker, Jr., currently President of Fisher Broadcasting Company, a subsidiary of Fisher Communications, will serve as Fisher Communication’s acting President and Chief Executive Officer.

Upon announcing his resignation, Mr. Krippaehne stated, “With the corporate restructuring and refinancing work behind us, it is appropriate for the company to seek new leadership with more direct operating experience in the broadcasting business. After 23 years of service to the company, it is time for me to move on and I wish the employees, management and the Board continued success.”

Phelps K. Fisher, the Chairman of Fisher Communication’s Board of Directors, stated that “We appreciate the many contributions Bill Krippaehne has made to our company and his dedication over the past 23 years and we wish him well.”

Mr. Tucker, 57, has been President of Fisher Broadcasting Company since 2001. Mr. Tucker was Executive Vice President of Broadcasting Operations of Fisher Broadcasting Company during 2001. He also served as Senior Vice President of Fisher Television Regional Group—Fisher Broadcasting Company from 1999 to 2001 and was Vice President of Retlaw Enterprises, Inc., a broadcasting company, from 1991 to 1999. He served as National Association of Broadcasters’ TV Board Chairman in 2000-2001, as Chairman of the CBS Affiliate Advisory Board from 1987 to 1989 and as Chairman of the Network Affiliate Station Alliance from 1994 to 1995.

Mr. Fisher also stated “We are confident in the leadership ability of Ben Tucker to run the day-to-day operations of Fisher Communications and to work with the Board until a new Chief Executive Officer is selected.”

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its 9 network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.